Exhibit 99-B.4.6

                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

This Contract, and the Certificate, if applicable, are endorsed as follows.

For an Individual Account established with one lump sum Contribution, the Withdrawal Charge shown on Contract Schedule I does not apply; it is replaced with the following.

Withdrawal Charge (see 8.04)

For each withdrawal from an Individual Account, we may deduct a withdrawal charge. This charge is a percentage of the amount withdrawn. The withdrawal charge for an Individual Account established with a single Contribution is:

     [Number of Years Since Individual
           Account Established]                            Withdrawal Charge
           --------------------                            -----------------

     [Fewer than 5 years                                             5%
     5 or more, but fewer than 6 years                               4%
     6 or more, but fewer than 7 years                               3%
     7 or more, but fewer than 8 years                               2%
     8 or more, but fewer than 9 years                               1%
     9 or more years                                                 0%]

The withdrawal charge will never exceed 8.5% of total Contributions, or the maximum permitted by National Association of Securities Dealers, Inc. (NASD) rules.

Endorsed and made part of this Contract, and the Certificate, if applicable, on the Effective Date of the Contract and Certificate.



                                    /s/ Thomas J. McInerney
                                    ----------------------------------------
                                    President
                                    Aetna Life Insurance and Annuity Company


E-MMLSWC(12/99)